PULTEGROUP, INC.
Grant Acceptance Agreement
Pursuant to the PulteGroup, Inc. 2008 Senior Management Incentive Plan (the “Plan”), ________________ (“the Participant”) has been granted the Performance Award described below. Certain terms and conditions of the Performance Award are set forth immediately below in this Grant Acceptance Agreement. Other terms and conditions are set forth in the Performance Award Agreement which is appended to this Grant Acceptance Agreement. The Grant Acceptance Agreement and the Performance Award Agreement are together the “Agreement” which is made and entered into between PulteGroup, Inc., a Michigan corporation (“the Company”), and the Participant as of the Grant Date. Capitalized terms not otherwise defined in this Grant Acceptance Agreement are defined in the Plan or the Performance Award Agreement.

Grant Date:	February 8, 2012
Individual Award Opportunity (“Target Award”):	$[________________]
Performance Period:	January 1, 2012
Performance Measures:	ROIC Improvement and Relative TSR Performance (see tables and description below).
Payout Range:	0-200%
Vesting Date:	December 31, 2014
Subject to the terms of the Agreement, the Performance Award (the “Award”) shall be earned as follows:

ROIC Improvement		Payout as a % of Target (1)	2012 - 2014 Performance Goal
ROIC Improvement is defined as Average ROIC minus [ ]%.	Minimum	50%	[ ]%
	Target	100%	[ ]%
	Maximum	200%	[ ]%

(1)
If performance is between the minimum and maximum levels set forth above, then the payout as a percentage of target shall be interpolated appropriately. Payout as a % of Target shall be subject to a +/- 20% modifier relating to the Company's TSR Performance against the TSR Comparator Group (“Relative TSR Performance”) as follows:

Relative TSR Performance	TSR Modifier
> 90th percentile	1.20x
>75th - 90th percentile	1.13x
>60th - 75th percentile	1.07x
>45th - 60th percentile	1.00x
>30th - 45th percentile	0.93x
>20th - 30th percentile	0.87x
<= 20th percentile	0.80x

The following definitions shall apply for purposes of determining the amounts payable pursuant to this Award:

“Average Invested Capital” is defined as consolidated shareholders' equity plus consolidated debt as determined in accordance with U.S. generally accepted accounting principles for the year, each as adjusted to exclude consolidated cash, income tax asset and liability accounts, intangible assets, Financial Services debt and changes in U.S. generally accepted accounting principles.

“Average ROIC” is defined as the sum of ROIC for 2012, 2013 and 2014 divided by three.

“Average Stock Price” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 60 trading days immediately preceding the date for which the Average Stock Price is being determined.

“ROIC” means, for any year, (i) consolidated earnings before interest, taxes, depreciation and amortization, each as determined in accordance with U.S. generally accepted accounting principles for the year, adjusted to exclude the expense related to performance awards granted after December 1, 2011, mortgage repurchase reserve adjustments related to mortgage loan originations prior to January 1, 2012, gain or loss on debt retirements, land-related charges related to land acquired prior to January 1, 2012, land sale gains related to land acquired prior to January 1, 2012, intangible impairments and changes in U.S. generally accepted accounting principles, divided by (ii) Average Invested Capital.

“TSR Comparator Group” means D.R. Horton, Inc., KB Home, Lennar Corporation, NVR, Inc., The Ryland Group, Inc. and Toll Brothers, Inc.; provided, however, that if a member of the TSR Comparator Group ceases to be publicly traded during the Performance Period, such member shall be excluded for purposes of determining the TSR Performance.

“TSR Performance” means a company's cumulative total shareholder return as measured by dividing (A) the sum of (i) the cumulative amount of dividends during the Performance Period, assuming dividend reinvestment, and (ii) the increase or decrease in the Average Stock Price from the first day of the Performance Period to the last day of the Performance Period, by (B) the Average Stock Price determined as of the first day of the Performance Period.

Except as set forth below, the Award shall be settled in the Company's common shares, $.01 par value (the “Shares”). The number of Shares to be delivered under the terms of the Award shall be determined by dividing the amount payable under the Award by the Fair Market Value of a Share determined at December 31, 2014 (or in the event of the Participant's termination of employment due to death or Disability pursuant to Section 3.2 of the Agreement, as of the date of termination of employment) (the “Determination Date”).
Notwithstanding the foregoing, if (i) the Fair Market Value of a Share is less than $5.00 on the Determination Date or (ii) the Company does not have a sufficient number of available Shares under the Company's stock incentive plan in effect at the time of the settlement of the Award, the Award shall be settled by a combination of Shares and cash. If the Fair Market Value of a Share is less than $5.00 on the Determination Date , the number of Shares to be delivered shall equal the amount payable under the Award divided by (ii) $5.00, and the difference between the amount payable under the Award and the total aggregate Fair Market Value of such delivered Shares (determined as of the Determination Date) shall be paid in cash. If the Company does not have a sufficient number of available Shares under the Company's stock incentive plan in effect at the time of the settlement of the Award, the number of Shares to be delivered shall be determined by the Committee based on a pro rata allocation of the available shares, if any, among award recipients, and the difference between the amount payable under the Award and the total aggregate Fair Market Value of such delivered Shares (determined as of the Determination Date) shall be paid in cash. Notwithstanding the attainment of the Performance Measures with respect to the Award or anything herein or in the Agreement to the contrary, in all cases, the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any portion of the Award that would otherwise be made to the Participant or to decide that no payment shall be made.
The Participant acknowledges receipt of copies of the Performance Award Agreement and the Plan (which are incorporated by reference and made a part hereof) and this Grant Acceptance Agreement and agrees to abide by all of the terms and conditions of the Performance Award Agreement and the Plan.

In witness whereof, the parties have executed the Agreement as of __________ ___, 2012.

PULTEGROUP, INC., a Michigan corporation

By:
Name:
Title:
Agreed and Accepted:

Participant

PULTEGROUP, INC.
Performance Award Agreement
PulteGroup, Inc., a Michigan corporation (the “Company”), hereby grants to _________________________ (the “Participant”) as of February 8, 2012 (the “Grant Date”) a performance award (the “Award') representing the right to receive $[_________] payable in the Company's common shares, $.01 par value (the “Shares”), subject to adjustment as provided herein and in the PulteGroup, Inc. 2008 Senior Management Incentive Plan (the “Plan”). The Award is subject to the restrictions, terms and conditions set forth below, the Grant Acceptance Agreement and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Participant shall accept this Agreement by executing the Grant Acceptance Agreement and returning it to the Company at such time as shall be satisfactory to the Company.
2.Rights as a Shareholder. The Participant shall not be entitled to any privileges of ownership with respect to the Shares subject to the Award unless and until, and only to the extent, the Award is settled in Shares pursuant to the Grant Acceptance Agreement attached hereto and the Participant becomes a shareholder of record with respect to such Shares.
3.Vesting and Forfeiture.
3.1.    Service Vesting Requirement. Subject to the remainder of this Section 3, if the Participant remains in continuous employment with the Company through the date set forth in the Grant Acceptance Agreement (the “Vesting Date”), the Participant shall be entitled to receive an amount equal to the amount set forth in the Grant Acceptance Agreement based on satisfaction of the performance measures. Except as otherwise provided herein, if the Participant's employment by the Company terminates prior to the Vesting Date, the Participant shall forfeit all rights with respect to the Award and the Award shall be cancelled by the Company. The Award shall be paid as soon as practicable following the Vesting Date but no later than the March 15th occurring immediately after the Vesting Date.
3.2.    Termination by Reason of Death or Disability.    If the Participant's employment with the Company terminates by reason of death or Disability, the Participant or the Participant's Beneficiary, as the case may be, shall be entitled to a prorated Award. Such prorated Award shall be equal to the Target Award set forth in the Grant Acceptance Agreement multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. Notwithstanding anything herein to the contrary, a prorated Award payable pursuant to this Section 3.2, shall be paid to the Participant or Participant's Beneficiary, as the case may be, no later than the March 15th occurring immediately after the year in which the Participant's employment terminates.
3.3.    Termination by the Company prior to a Change in Control other than for Cause, death or Disability. If the Participant's employment with the Company is terminated by the Company prior to a Change in Control other than for Cause, death or Disability, the Performance Period shall continue through the last day thereof and the Participant shall be entitled to a prorated Award. Such prorated Award shall be equal to the value of the Award at the end of the Performance Period based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. Notwithstanding anything herein to the contrary, a prorated Award payable pursuant to this Section 3.3 shall be paid to the Participant as soon as practicable following the Vesting Date but no later than the March 15th occurring immediately after the Vesting Date.
3.4.    Termination by Reason of Voluntary Termination by Participant or Termination by the Company for Cause. If the Participant's employment with the Company is terminated voluntarily by Participant for any reason or is terminated by the Company for Cause, the Participant's Award that is unvested as of the date of termination shall be immediately forfeited.
3.5.    Change in Control.
(a)    In the event a Change in Control occurs during the Performance Period and the Participant remains employed with the Company through the Vesting Date, the amount of the Award payable to the Participant shall equal the greater of (A) the Target Award and (B) the Award payable based on actual performance during the Performance Period; provided, however, that if the Committee determines that the actual performance of the Company cannot be calculated by the Committee as a result of the Change in Control transaction, the amount of the Award payable to the Participant shall equal the Target Award. Notwithstanding anything herein to the contrary, the Award payable pursuant to this Section 3.5(a) shall be paid as soon as practicable following the Vesting Date but no later than the March 15th occurring immediately after the Vesting Date.
(b)    In the event a Change in Control occurs during the Performance Period and the Participant's employment is terminated by the Company without Cause or by the Participant for Good Reason following such Change in Control, the Participant shall be entitled to an Award equal to the Target Award set forth in the Grant Acceptance Agreement. Notwithstanding anything herein to the contrary, the Award payable pursuant to this Section 3.5(b), shall be paid to the Participant no later than the March 15th occurring immediately after the year in which the Participant's employment terminates.
3.6.    Definitions
(a)As used herein, “Cause” shall mean a determination by the Company that the Participant has (i) willfully and continuously failed to substantially perform the duties assigned by the Company or a Subsidiary with which the Participant is employed (other than a failure resulting from the Participant's Disability), (ii) willfully engaged in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, including conduct that, in the reasonable judgment of the Company, does not conform to the standard of the Company's executives or employees, or (iii) engaged in any act of dishonesty, the commission of a felony or a significant violation of any statutory or common law duty of loyalty to the Company or any Subsidiary.
(b)“Change in Control” means:
(i)    the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 40% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) of this definition or (5) any acquisition by any one or more of William J. Pulte, his spouse, any trust or other entity established for the benefit of either or both of such persons, or any charitable organization established by either or both of such persons (“Exempt Persons”); provided further, that for purposes of clause (2), if any Person (other than the Company, any one or more Exempt Persons or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 40% or more of the Outstanding Common Stock or 40% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;
(iii)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 40% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(iv)    the consummation of a plan of complete liquidation or dissolution of the Company.

(c)As used herein, “Disability” shall mean a sickness or disability extending for more than three (3) consecutive months as a result of which the Participant is unable to perform his or her duties for the Company or an affiliate, as applicable, in the required and customary manner and that will continue for not less than an additional three (3) months, as determined by the Company in its sole discretion. In the event of any dispute regarding the existence of the Participant's Disability hereunder, the matter shall be resolved by the determination of a physician selected by the Committee and reasonably acceptable to the Participant. The Participant shall submit to appropriate medical examinations for purposes of such determination.
(d)“Exchange Act” means the Securities Exchange Act of 1934, as then in effect, or any successor federal statute of substantially similar effect.
(e)As used herein, “Fair Market Value” shall mean the average of the high and low transaction prices of a Share as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Shares are not listed on the New York Stock Exchange, the average of the high and low transaction prices of a Share on the principal national stock exchange on which the Shares are traded on the date as of which such value is being determined, or if there shall be no reported transaction for such date, on the next preceding date for which a transaction was reported; provided, however, that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.
(f)As used herein, “Good Reason” shall mean the occurrence of any of the following events without the Participant's prior written consent: (i) a material diminution in the Participant's annual base salary; (ii) a material diminution in the Participant's authority, duties or responsibilities; or (iii) a material change in the geographic location at which the Participant must perform services; provided that, the Participant must notify the Company of his or her intention to terminate his or her employment by written notice to the Company within ninety (90) days of the initial existence of such event and the Company shall have thirty (30) days to cure such event after receipt of such notice.    If the Company shall fail to cure such event, the Participant may terminate his or her employment for Good Reason within thirty (30) days following the expiration of the Company's cure period.
3.7.    Committee Discretion. Notwithstanding the attainment of the Performance Measures with respect to the Award or anything herein to the contrary, in all cases, the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any portion of the Award that would otherwise be made to any Participant or to decide that no payment shall be made.
4.Settlement of Award. The Company shall issue or transfer to the Participant the number of Shares and make any lump sum cash payment, if any, determined pursuant to the Grant Acceptance Agreement and this Agreement. Notwithstanding any other provision in the Agreement to the contrary, the Company shall not issue or transfer any Shares or make any lump sum cash payment subject to the Award, unless and until the Committee has certified that the applicable Performance Measures have been satisfied, which certification shall occur within 60 days following the last day of the applicable Performance Period; except with respect to prorated Awards payable pursuant to Section 3.2 or Target Awards payable pursuant to Section 3.5(b). The Company may effect such transfer by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, and in either case by issuing such Shares in the Participant's name or in such other name as is acceptable to the Company and designated in writing by the Participant. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.3. Any fraction of a Share shall be disregarded and the Company shall pay to the Participant at the same time that the Shares are distributed to the Holder an amount in cash determined by multiplying (i) the fraction of such Share by (ii) the Fair Market Value of a Share on the Vesting Date (or the date of a Participant's termination of employment due to death or Disability, as applicable).
5.Additional Terms and Conditions of Award.
5.1.    Nontransferability of Award. The Award and any rights thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to any Beneficiary designation procedures as may approved by the Committee for such purpose. Except as permitted by the preceding sentence, the Award shall not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt by the Participant to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
5.2.    Investment Representation. The Participant hereby represents and covenants that (a) any Shares acquired upon the settlement of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Participant shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to the delivery to the Participant of any Shares subject to the Award, the Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.
5.3.    Withholding Taxes.
(a)As a condition precedent to the delivery to the Participant of any Shares subject to the Award or the payment of any cash amount pursuant to the terms of the Award, the Participant shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Participant shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Participant or withhold Shares or any portion of the cash payment.
(b)The Participant may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 5.3(a), (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Shares having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the Shares otherwise to be delivered to the Participant pursuant to the Award, a number of whole Shares having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, or (4) any combination of (1), (2) and (3). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. No Shares and no portion of any cash payment shall be delivered until the Required Tax Payments have been satisfied in full.
5.4.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of such Shares, the Shares subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.
5.5.    Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Participant give or be deemed to give the Participant any right to continued employment by the Company or a Subsidiary.
5.6.    Decisions of the Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Committee regarding the Program or this Agreement shall be final, binding and conclusive.
5.7.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Participant hereby acknowledges receipt of a copy of the Plan.
6.Miscellaneous Provisions.
6.1.    Employment by Subsidiary. References in the Agreement to employment by the Company shall also mean employment by a Subsidiary.
6.2.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Program.
6.3.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to PulteGroup, Inc., Attention General Counsel, 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304, and if to the Participant, to the last known address contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by electronic mail or facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of electronic mail or facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.4.    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to conflicts of laws principles.
6.5.    Section 409A. The Agreement is intended to be exempt from the requirements of

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent; provided, however, that in no event shall the Company or any of its directors, officers, employees or advisors be responsible for any such additional tax, interest or related tax penalties that may be imposed under Section 409A of the Code.
6.6.    Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, the Agreement shall be brought against the parties, as the sole and exclusive forum, in the courts of the State of Michigan in the County of Oakland, or in the United States District Court for the Eastern District of Michigan, Southern Division, and each party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
6.7.    Statute of Limitations. Any action, claim or lawsuit relating to this Agreement must be filed no more than six (6) months after the date of the employment action that is the subject of the action, claim or lawsuit. The Participant voluntarily waives any statute of limitations to the contrary.